UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of

the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2))

☐	Definitive Information Statement

Protalex, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee previously paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4)	Date Filed:

PROTALEX, INC.

131 Columbia Turnpike, Suite 1

Florham Park, NJ 07932

(215) 862-9720

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To our Stockholders:

NOTICE IS HEREBY GIVEN that the Board of Directors (the “Board”) of Protalex, Inc., a Delaware corporation (“we”, “us” or “our”), has approved, and the holders of an excess of a majority of the outstanding shares of our common stock, par value $0.00001 per share (the “Common Stock”) have executed a written consent in lieu of a special meeting approving an amendment to our Certificate of Incorporation to effect a reverse split of the Common Stock in the range of 1 share for each 1½ shares currently outstanding to 1 share for each 3 shares currently outstanding, in sole discretion of the Board.

The accompanying Information Statement, which describes the above corporate action in more detail, is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. Under the Delaware General Corporation Law and our bylaws, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holders of a majority of our outstanding Common Stock is sufficient under the Delaware General Corporation Law and our bylaws to approve the actions described above. Accordingly, the actions described above will not be submitted to our other stockholders for a vote. Pursuant to Rule 14c-2 under the Exchange Act, these corporate actions will not be effected until at least twenty (20) calendar days after the mailing of the Information Statement to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT

TO SEND US A PROXY.

This letter is the notice required by Section 228(e) of the Delaware General Corporation Law. We will first mail the Information Statement on or about June __, 2016 to stockholders of record as of June 3, 2016.

June __, 2016	By Order of the Board of Directors of Protalex, Inc.

/s/
Name:
Title:

PROTALEX, INC.

131 Columbia Turnpike, Suite 1

Florham Park, NJ 07932

(215) 862-9720

INFORMATION STATEMENT

PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14c-2 THEREUNDER

NO VOTE OR OTHER ACTION OF STOCKHOLDERS IS REQUIRED IN CONNECTION

WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT

TO SEND US A PROXY.

Protalex, Inc., a Delaware corporation (“we”, “us” or “our”) is sending this Information Statement solely for the purpose of informing our stockholders in the manner required under Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the actions taken by the holders of a majority of our outstanding common stock, par value $0.00001 per shares (the “Common Stock”), by written consent in lieu of a special meeting. No action is requested or required on your part.

What actions were taken by the written consent in lieu of a special meeting?

Our Board of Directors (the “Board”) has approved, and stockholders holding at least a majority of the issued and outstanding shares of our Common Stock have approved, by written consent in lieu of a special meeting an amendment to our Certificate of Incorporation to effect a reverse split of the Common Stock in the range of 1 share for each 1½ shares currently outstanding to 1 share for each 3 shares currently outstanding, in sole discretion of the Board (the “Reverse Split”).

Additional information regarding the Reverse Split is set forth below under “APPROVAL OF THE REVERSE SPLIT”.

How many shares were voted for the actions?

The Reverse Split was approved by our Board on June 3, 2016, and by our stockholders pursuant to action taken by majority written consent dated June 3, 2016 (the “Record Date”). The approval of the Reverse Split by written consent of stockholders in lieu of a special meeting requires the consent of the holders of at least a majority of our outstanding shares of Common Stock as of the Record Date. As of the Record Date, 28,767,582 shares of our Common Stock were issued and outstanding. Each share of our Common Stock is entitled to one vote. The holders of 22,615,149 shares of our Common Stock, representing approximately 78.6% of the shares of our Common Stock entitled to vote on the Record Date, executed the written consent.

Under Delaware General Corporation Law and our bylaws, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holders of a majority of our outstanding Common Stock is sufficient under the Delaware General Corporation Law and our bylaws to approve and adopt the Reverse Split. Consequently, no further stockholder action is required.

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Am I entitled to dissenter's rights?

The Delaware General Corporation Law does not provide for dissenter's rights for the Reverse Split.

APPROVAL OF THE REVERSE SPLIT

The Reverse Split Amendment

Our Board and stockholders have approved an amendment to our Certificate of Incorporation to effect the Reverse Split. A copy of the Certificate of Amendment to the Certificate of Incorporation is attached as Exhibit A (the “Certificate of Amendment”).

Background and Reason for the Reverse Split

As of the Record Date, 28,767,582 shares of our Common Stock were issued and outstanding and 4,605,543 shares of our Common Stock were reserved for issuance pursuant to outstanding options.

The Reverse Split is necessary and appropriate so that shares will be available, if needed, for issuance in connection with future equity financings, possible acquisitions, stock splits, stock dividends, employee benefit plans and for other proper corporate purposes without further action by our stockholders, except as required by applicable law, regulation or rule.

We believe that the Reverse Split would be in both our and our stockholders’ best interest because we expect that it would, among other things, serve to: (i) improve the liquidity of investments in our Common Stock by increasing the trading price range of the Common Stock, which should help us gain visibility in the trading market; (ii) set the stage for possibly listing our Common Stock on an exchange or permit trading in a recognized trading market, if deemed advisable by the Board, either on a stand-alone basis or in connection with an equity financing; and (iii) make available enough shares of our Common Stock for future issuance.

To effect the Reverse Split, we will file the Certificate of Amendment no fewer than 20 calendar days after the mailing of this Information Statement to our stockholders. No further action on the part of our stockholders will be required to implement the Reverse Split. The Board has reserved the right to elect not to proceed and to abandon the Reverse Split if it determines, in its sole discretion, that the Reverse Split would no longer be necessary, or in our and our stockholders’ best interest. We presently have no specific plans to issue any shares of our Common Stock after putting the Reverse Split into effect.

Certain Risk Factors Associated with the Reverse Split

•	There can be no assurance that the total market capitalization of our Common Stock (the aggregate value of all Common Stock at the then market price) after the Reverse Split will be equal to or greater than the total market capitalization before the Reverse Split or that the per share market price of our Common Stock following the Reverse Split will increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the Reverse Split.

•	A decline in the market price of our Common Stock after the Reverse Split may result in a greater percentage decline than would occur in the absence of the Reverse Split and the liquidity of the Common Stock could be adversely affected following the Reverse Split.

•	The Reverse Split ratio may not be high enough to achieve all of the desired results of the Reverse Split.

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Impact of the Reverse Split

General

The Reverse Split will automatically apply to all issued shares of our Common Stock. It will not affect any stockholder’s percentage ownership or proportionate voting power. However, because the number of authorized shares of our Common Stock will not be reduced, the Reverse Split will increase the number of authorized and unissued shares of Common Stock available for future issuance.

Principal Effect on Issued Shares

The principal effect of the Reverse Split on our Common Stock will be that:

•	the aggregate number of issued shares of our Common Stock will be reduced from 28,767,582 shares to approximately 19,178,388 shares if the reverse split ratio was 1 share for each 1½ shares currently outstanding and 9,589,194 shares if the reverse split ratio was 1 share for each 3 shares currently outstanding; and

•	the aggregate number of shares of our Common Stock issuable upon the conversion or exercise, as applicable, of outstanding options, warrants and convertible notes into shares of our Common Stock, will be reduced from 4,605,543 shares to 3,070,362 shares if the reverse split ratio was 1 share for each 1½ shares currently outstanding and to 1,535,181 shares if the reverse split ratio was 1 share for each 3 shares currently outstanding.

In addition, the Reverse Split may increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Fractional Stockholders

You will not receive fractional shares of our Common Stock in connection with the Reverse Split. All such fractional shares of Common Stock will be rounded-up to the nearest whole share.

Effect on Registered and Beneficial Stockholders

Stockholders holding our Common Stock in “street name,” through a bank, broker or other nominee, will be treated in the same manner as our registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to put the Reverse Split into effect for beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than our transfer agent for processing the Reverse Split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact such nominee.

Effect on Registered Certificated Shares

Some of our registered stockholders hold all their shares in certificate form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, American Stock Transfer and Trust Company, as soon as practicable after the effective date of the Reverse Split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-Reverse Split shares to the transfer agent in exchange for a new certificate.

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STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD

NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Potential Anti-Takeover Effect

The Reverse Split could adversely affect the ability of third parties to takeover or change the control of the company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the company with another company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the Reverse Split is not in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of the company, nor is it part of a plan by management to recommend a series of similar amendments to the Board and stockholders.

Authorized Shares

The Reverse Split would affect all issued shares of Common Stock and outstanding rights to acquire Common Stock. Upon the effectiveness of the Reverse Split, the number of authorized and unissued shares of Common Stock would increase due to the reduction in the number of issued shares of Common Stock. We may issue such shares in the future. If we issue such shares, the ownership interest of holders of our Common Stock will be diluted. As of the Record Date, we had 100,000,000 shares of authorized Common Stock, 28,767,582 shares were issued and outstanding and 4,605,543 shares of our Common Stock were reserved for issuance pursuant to outstanding options.

Accounting Matters

The Reverse Split will not affect the par value of the Common Stock. As a result, as of the effective time of the Reverse Split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the Reverse Split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our Common Stock will be restated because there will be fewer shares of Common Stock outstanding.

Procedure for Effecting Reverse Split

Upon no fewer than twenty (20) calendar days after the mailing of this Information Statement to our stockholders, if the Board decides to implement the Reverse Split, we will promptly file the Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Certificate of Incorporation. The Reverse Split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “split effective date.” Beginning on the split effective date, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares. The text of the Certificate of Amendment is set forth in Exhibit A to this Information Statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Reverse Split.

Federal Income Tax Consequences of the Reverse Split

The following is a summary of certain material United States (“U.S.”) federal income tax consequences of the Reverse Split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-Reverse Split shares were, and the post-Reverse Split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the Reverse Split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

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No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-Reverse Split shares for post-Reverse Split shares pursuant to the Reverse Split. The aggregate tax basis of the post-Reverse Split shares received in the Reverse Split will be the same as the stockholder’s aggregate tax basis in the pre-Reverse Split shares exchanged therefor. The stockholder’s holding period for the post-Reverse Split shares will include the period during which the stockholder held the pre-Reverse Split shares surrendered in the Reverse Split.

Our view regarding the tax consequences of the Reverse Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should not rely on the foregoing and may wish to consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Split.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table lists, as of the Record Date, the number of shares of our Common Stock beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding Common Stock; (ii) each of our named executive officers and directors; and (iii) all of our officers and directors as a group. Unless otherwise indicated, the address of each person listed below is in the care of Protalex, Inc. 131 Columbia Turnpike, Suite 1, Florham Park, NJ 07932.

	Shares Beneficially Owned(1)
Name and Title	Number	Percent
Arnold P. Kling, president and director (2)(5)	22,581,149	78.5%
Kirk M. Warshaw, CFO, secretary and director (3)	1,700,543	5.6%
Marco Elser, director (4)	384,000	1.3%
Officers and Directors as a group (3 persons) (5)	24,665,692	80.0%
5% Beneficial Owners
Niobe Ventures LLC (5)
410 Park Avenue, 17th Floor
New York, NY 10021	22,576,087	78.5%

*Indicates less than 1%.

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.
(2)	Arnold P. Kling, our president and a director, possesses sole voting and dispositive control over the securities owned by Niobe Ventures, LLC and therefore is deemed to be the beneficial owner of the securities held by that entity.
(3)	Kirk M. Warshaw, our chief financial officer and secretary and a director. Shares beneficially owned consist of options to purchase: 750,543 shares of common stock at an exercise price of $0.25 per share; 250,000 shares of common stock at an exercise price of $1.01 per share; 350,000 shares of common stock at an exercise price of $1.05 per share; 100,000 shares of common stock at an exercise price of $6.00 per share; and 125,000 shares of common stock at an exercise price of $5.41 per share.
(4)	Marco Elser, a director. Shares beneficially owned include options to purchase: 166,667 shares of common stock at an exercise price of $9.00 per share and 100,000 shares of common stock at an exercise price of $6.00 per share.
(5)	Includes 1,842,210 shares of common stock underlying options to purchase shares of common stock beneficially owned.

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EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may after supplement it. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the Information Statement to the beneficial owners of our Common Stock held of record by such persons and that we will reimburse them for their reasonable expenses incurred in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at: 131 Columbia Turnpike, Suite 1, Florham Park, NJ 07932.

MISCELLANEOUS

  One Information Statement will be delivered to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing such address.  Upon receipt of such notice, we will undertake to promptly deliver a separate copy of this Information Statement to the stockholder at the shared address to which a single copy of the Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future.   In the event a stockholder desires to provide us with such notice, it may be given verbally by telephoning our offices at (215) 862-9720 or by mail to our address at 131 Columbia Turnpike, Suite 1, Florham Park, NJ 07932, Attn: Corporate Secretary.

We file annual, quarterly and current reports, proxy statements, and registration statements with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

June __, 2016	By Order of the Board of Directors of Protalex, Inc.

/s/
Name:
Title:

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EXHIBIT A

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF PROTALEX, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Protalex, Inc. a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certifies and set forth as follows:

1. The name of the corporation is Protalex, Inc. (the “Corporation”).

2. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Corporation’s Certificate of Incorporation (the “Certificate of Amendment”), and declaring such Certificate of Amendment advisable and in the best interests of the Corporation and its stockholders.

3. Pursuant to the recommendation of the Board of Directors of the Corporation, the Certificate of Amendment was consented to in writing by the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

4. The Corporation's Certificate of Incorporation is hereby amended by adding the following paragraphs to end of Article V thereof:

Upon the filing of this Certificate of Amendment with the office of the Secretary of State of the State of Delaware (the "Effective Date"), each _____ shares of Common Stock then issued, which are the only voting securities of the Corporation issued, shall be automatically reclassified into ___ shares of Common Stock then issued, which are the only voting securities of the Corporation issued, shall be automatically reclassified into one share of Common Stock (the “Reverse Stock-Split”). Any fractional interests resulting from such reclassification shall be rounded-up to the nearest full share.

From and after the Effective Date, the amount of capital represented by the Common Stock immediately after the Effective Date shall be the same as the amount of capital represented by such shares immediately prior to the Effective Date, until thereafter reduced or increased in accordance with applicable law. The par value of a share of Common Stock shall remain unchanged after the Reverse Stock Split at $0.00001 per share.

From and after the Effective Date, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall remain unchanged

5. This Certificate of Amendment will be effective upon filing.

IN WITNESS WHEREOF, Protalex, Inc. has caused this Certificate of Amendment to be signed on this ___ day of _________ 2016.

Protalex, Inc.

By:
Arnold P. Kling, President